CODE OF ETHICS

POLICY

Corbyn Investment Management is required to adopt a code of ethics that would require, among other things setting ethical standards and compliance with the securities laws, safeguarding material nonpublic information about its clients’ transactions and portfolio holdings, monitoring and reviewing access persons’ personal securities transactions, including initial and annual reports of securities holdings, and including a summary of its code of ethics in Form ADV Part II.

Corbyn will conduct its business with the highest level of ethical standards and in keeping with its fiduciary duties to its clients. Corbyn has a duty of care and loyalty to exercise its authority and responsibility for the benefit of its clients, to place the interests of its clients first, and to refrain from having outside interests that conflict with the interests of its clients. Corbyn will avoid any circumstances that might adversely affect or appear to affect its duty of complete loyalty to its clients.

PROTECTION OF MATERIAL NONPUBLIC INFORMATION

Material nonpublic information is information that has not been disclosed generally to the marketplace, and is likely to be viewed by a reasonable investor as important in deciding whether to purchase, sell or hold a security or is likely to have an effect on the value of the security. Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. Material nonpublic information also applies to Corbyn clients’ securities holdings and transactions.

All employees are prohibited from trading either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others. Employees should direct any questions regarding Corbyn’s policy to the CCO. Corbyn expects that each of its employees will obey the law and not trade on the basis of material nonpublic information. In addition, Corbyn discourages its employees from seeking or knowingly obtaining material nonpublic information. It is also preferable for employees to refrain from serving as an officer or director of any company that issues publicly traded securities, if such an opportunity arises, and service by an employee in such positions is subject to prior written approval by the Corbyn.

If any employee receives information which may constitute material nonpublic information, the employee (1) should not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities, for a personal account or a client account; (2) should not communicate such information to any other person; and (3) should discuss promptly such information with the CCO and/or Compliance Committee. Under no circumstances should information that may constitute material, nonpublic information be shared with any person not employed by Corbyn, including family members and friends.

MONITORING AND REVIEW OF PERSON SECURITIES TRANSACTIONS

Corbyn allows employees to maintain personal securities accounts provided any personal investing by an employee in any accounts in which the employee has a beneficial interest is consistent with Corbyn’s fiduciary duty and with regulatory requirements. Quarterly, Corbyn’s President and CCO will monitor and review all reports required under the Code of Ethics for compliance with its policies regarding personal securities transactions and applicable SEC rules and regulations.

EMPLOYEE COMPLIANCE

All employees are required to:
•abide by and annually sign the Code of Ethics, which outlines in detail policies and procedures, including trading in “reportable” fund shares, to be followed to avoid circumstances or transactions which could be considered in conflict with the best interest of Corbyn clients; by signing the Code of Ethics, employees acknowledge that they must comply with and fully understand the firm’s policies and procedures to ensure compliance with applicable securities laws;
•comply with applicable regulatory reporting and pre-clearance requirements for any personal trades
5/7/19

•a pre-clearance form must be presented to the Co-Chief Investment Officers for approval before any buying or selling can take place;
•the circumstances must be in accordance with the Code of Ethics; and
•the completed form must be filed with the CCO within ten business days after the end of the quarter in order to be compared to the Security Transaction Report or broker confirmations and statements.
•submit a Securities Transaction Report of all transactions affected for accounts over which they have control or beneficial interest to the CCO within ten business days after the end of the quarter;
•submit the Code of Ethics Compliance Form to the CCO within ten business days of the end of the quarter regardless of any trading or not during the quarter;
•submit a Securities Account Report within ten days of employment and thereafter quarterly for any new account opened that quarter in which any securities are held for the direct or indirect benefit of the access person;
•submit a Year End Report of Asset Holdings each year end unless duplicate brokerage or bank statements sent to the CCO duplicates this information;
•submit a Report of Outside Business Activity to the CCO when necessary;
•not use material nonpublic information for trading either personally or on behalf of others or communicate material nonpublic information to others; and
•submit the Social Networking Policy to the CCO annually.

RECORDKEEPING

Corbyn will keep copies of the Code of Ethics, records of violations and actions taken as a result of violations, records of holdings and transactions reports, and copies of access persons’ written acknowledgment of receipt of the Code of Ethics. Also, Corbyn will maintain a list of the names of persons who are access persons and a record of any decision and supporting reasons for approving the acquisition of securities in limited offerings or IPOs, and will maintain records of any decisions that grant access persons a waiver from or exception to the Code of Ethics. All of these records, Code of Ethics and acknowledgements signed by access persons will be kept for five years after the last date they were in effect; the most recent two years will be kept in the office of the Company.

PROCEDURES

The CCO is responsible for ensuring oversight of the activities of all employees who act on Corbyn’s behalf and:
•will, at least annually, identify all supervised persons who are required to file reports pursuant to the Code and inform such supervised persons of their reporting obligations;
•request that employees identify any personal investment accounts and any accounts in which the employee has a beneficial interest, including any accounts for the immediate family and household members, upon hire, annually thereafter and upon opening or closing any account(s);
•request that employees arrange for their personal and related accounts to be sent by their brokerage firm to the CCO;
•will maintain current and accurate records of all personal securities transactions of Corbyn’s employees;
•request that employees report all required information for covered personal securities transactions on a quarterly basis within 10 business days of the end of each calendar quarter;
•will, along with the President, review all employees’ reports of personal securities transactions for compliance with the firm’s policies, including its Insider Trading Policy, regulatory requirements and the firm’s fiduciary duty to its clients, within 30 days after receipt for compliance with internal procedures such as pre-clearance, comparison of transactions to any restrictions in effect at the time of the trade including any on a Restricted List and periodically analyze the employee trades overall for patterns that may indicate abuse;
•resolve issues as to whether information received by an officer, director or employee constitutes material nonpublic information;
•will, at least annually, review the Code of Ethics with all employees to educate and answer questions regarding Corbyn’s policies;
•will request annually all employees acknowledge in writing that they have reviewed and understand Corbyn’s policies; and
•will, at least annually, review the Code of Ethics and update it as necessary to reflect regulatory and industry changes.
5/7/19

CORBYN INVESTMENT MANAGEMENT, INC.
CODE OF ETHICS

STANDARDS OF BUSINESS CONDUCT

    The following standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code of Ethics. As an officer, director, or employee of Corbyn Investment Management, Inc. (“Corbyn” or the “Company”) the undersigned will:

(1)conduct his/her affairs with integrity, honesty and professionalism;

(2)act in an ethical manner in dealings with any client or prospective client;

(3)at all times act in good faith and place the interest of clients and prospective clients first;

(4)conduct all personal securities transactions in a manner consistent with the Code of Ethics and report any violations promptly to the CCO as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

(5)comply with the fiduciary principal that all information about clients (and former clients) is kept in strict confidence, including the client’s identity, financial circumstances, security holdings and transactions, etc.;

(6)strive to maintain and improve competence;

(7)use proper care and exercise professional judgement in dealing with the operations of the Company as required by Federal Securities Laws under Rule 204A-1(e)(4) and the rules and regulations thereunder, and all other applicable state and federal laws; and

(8)comply with the Company’s policies as set forth below.

The Company and all persons associated with the Company are prohibited from:

(1)engaging in any act, practices or course of business that is fraudulent, deceptive or manipulative to any client;

(2)favoring one client over another client:

(3)engaging in late trading or in “market timing” when purchasing or redeeming mutual fund shares;

(4)employing any device, scheme or artifice to defraud any client;
(5)making to any client an untrue statement of a material fact or omitting to state a material fact necessary to make a statement not misleading;

(6) selling to or purchasing from a client any security; and

(7)misusing material non public information about securities recommendations and client securities holdings and transactions.

COMPANY POLICIES AND ADMINISTRATION

    It is the policy of Corbyn Investment Management, Inc. that no “access person” as such term is defined in Rule 204A under the Investment Advisers Act shall engage in any act, practice or course of conduct that would violate the provisions of Rule 204A. All access persons must comply with applicable federal securities laws. Rule 204A-1(e)(4) defines federal securities laws to mean “the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules by the commission
5/7/19

under any of these statues, the Bank Secrecy Act as it applies to investment advisers, and any rules adopted there under by the Commission or the Department of the Treasury”. Also, all access persons must comply with the standards of business conduct as set forth above. All access persons shall report promptly any violations of this Code of Ethics to the Company’s Chief Compliance Officer. The Company will use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code of Ethics. It is understood that as a condition of employment all access persons of the Company (for their own or related accounts) shall avoid circumstances or transactions which could be considered a conflict with the interests of the clients of Corbyn.

    An access person is defined as any director (who is also an employee), officer or employee of Corbyn Investment Management. Rule 204A-1 defines an access person as a person who: has access to nonpublic information regarding a purchase or sale of a client’s securities, has access to nonpublic information regarding the portfolio holdings of a reportable mutual fund, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. A reportable mutual fund is defined as any fund for which the Company serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940.

    Gifts and Entertainment. A conflict of interest occurs when the personal interest of employees interferes or could potentially interfere with their responsibilities to Corbyn and its clients. Access persons should not accept inappropriate gifts, favors, entertainment, special accommodations or other items of value that could influence their decision-making or make them feel beholden to a person or firm. Access persons are prohibited from receiving any gift or other item of more than de minimis value ($100.00) from any person or entity that does business with the Company.

    Other Business Activity. All access persons are required to report outside business activities including:
•being actively engaged in any outside investment related business or occupation;
•being actively engaged in any business or occupation for compensation where the other business activity provides a 10% or more source of income or amount of time.
•being actively engaged as a trustee, officer or director of any public or private company (not including Corbyn or the Greenspring Fund)

Access persons are prohibited from serving on the boards of directors of publicly traded companies, unless they receive prior authorization by the Compliance Committee that the board service would be consistent with the interests of the Company and its clients.

    Confidentiality. All information about clients, including former clients, is strictly confidential including the client’s identity, the client’s financial circumstances, the client’s security holdings, and any advice furnished to the client. All access persons are required to comply with the Company’s Privacy Policy.

    A Compliance Committee, consisting of Chip Carlson, Mike Fusting and Elizabeth Swam, is responsible for the maintenance of the Company’s Code of Ethics and personal trading policies. Members of the Compliance Committee will review personal trading records and activities for any potential conflict of interest. This process of review includes, but is not limited to, comparing the Company’s trade log records with records submitted by access persons. The Compliance Committee shall notify each person who is an access person who may be required to make reports pursuant to these policies that such person is subject to the reporting requirements, and shall deliver a copy of this policy to each such person.

    No less frequently than annually, the Company will furnish to the board of directors of any investment company for which it serves as investment adviser a written report that describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations and certify that the Company has adopted procedures reasonably necessary to prevent access persons from violating the Code.

DEFINITIONS

    Covered Security. Rule 204A-1 under the Act treats all securities as covered securities with five exceptions. Therefore covered securities do not include: direct obligations of the Government of the United States, money market instruments (bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short term debt instruments or repurchase agreements), shares issued by open-end
5/7/19

mutual funds; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

    Reportable Security. Any covered security (as defined above) not including any transaction effected pursuant to an automatic investment plan or dividend reinvestment plan.

    Reportable Fund. This is any fund for which the Company serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 and any exchange-traded funds.

    Reportable Account. This is any account (which holds Reportable Securities and Funds) in which the access person has the ability to effect or otherwise influence investment decisions and/or has direct or indirect control. This would include: beneficial ownership, indirect beneficial ownership which includes immediate family (any relative living in employee’s household), trustee of a trust, or trading authorization over an account. For any reportable account, access persons must arrange for duplicate copies of broker or transfer agent statements to be mailed directly to an individual selected by the Compliance Committee.

RESTRICTIONS ON PERSONAL TRADING ACTIVITIES AND PRECLEARANCE POLICY

    Access persons’ covered securities transactions shall be on a last in, last out basis for securities that are also purchased or sold for Corbyn clients. Shares purchased through a dividend reinvestment plan are not subject to the last in requirement, but are subject to the last out provisions. A buying or selling interest on the part of an access person therefore will not affect the price paid or received by the Company. No access person who is aware that the Company is purchasing or selling a particular security, or that the Company has such a purchase or sale under consideration, shall enter an order for such security until after the Company’s transactions have been completed.

    Should it be deemed appropriate to purchase a security for Corbyn clients which is currently held by an access person, the access person will have the option to either: (i) sell the security in question prior to purchase for Corbyn clients, or, (ii) to retain the security subject to the condition that the holding be maintained in the account or accounts in question until all shares of such security are entirely eliminated as a Corbyn holding. Exceptions to the last out policy may be permitted but only under extraordinary circumstances and after the access person desiring the exception receives permission and preclears the trade with the Compliance Committee.

    Access persons are required to have all covered securities transactions “precleared,” in writing, by representatives of the Compliance Committee. The request should include: (i) the security to be purchased or sold, (ii) the price range at which the transaction will be effected, (iii) the account in which the transaction is to occur, (iv) the maximum number of shares to be purchased or sold; and (v) that the person involved has read and believes the transaction complies with the Code of Ethics. Preclearance authorization will remain valid for that trading day. If the trade is not executed on that trading day, preclearance should again be received on subsequent days before another order is entered. Shares purchased through a dividend reinvestment plan are not subject to the “preclearance” rules above. Once preclearance has been granted, personal activity in the cleared security will be monitored. Access persons, who find it impractical to “preclear,” such as a trustee for a trust, may make other arrangements with the Compliance Committee.

    All access persons shall obtain approval from the Compliance Committee before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering (“IPO”), limited offering or private placement. An IPO means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act. A private placement (limited offering) means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act. Access persons who have been authorized to acquire securities in an IPO or private placement are required to disclose that investment when they play a part in any subsequent consideration of an investment in the issuer by the Company. The Company’s decision to purchase securities of the issuer should be subject to an independent review by an access person with no personal interest in the issuer.

    Access persons are expressly permitted to participate in an offering of the common shares of a thrift that is converting from mutual ownership to public ownership, if participation in the offering is a result of the individual’s position as a depositor or borrower at the thrift.
5/7/19

REPORTING - EACH ACCESS PERSON MUST REPORT TO THE COMPANY THE FOLLOWING INFORMATION:

    Each access person shall report no later than ten days after the end of each calendar quarter the following:

1. Quarterly Transaction Report. A record of purchases and sales during the quarter of reportable securities or funds in reportable accounts (as described above). The security transaction report must include; (i) title of the security, CUSIP or symbol, the interest rate and maturity date (if applicable), the number of shares and the principal amount; (ii) trade date; (iii) price at which transaction was effected; (iv) broker-dealer or bank name; and (v) the date the report is submitted by the access person.

2. New Account Report. A record of any reportable account established during the quarter. The report must include (i) the name of the broker-dealer or bank with whom the access person established the account; (ii) the date the account was established; and (iii) the date the report is submitted by the access person. (Again, duplicate copies of these accounts must be sent to the Compliance Committee.)

    Initial Holdings Report. Within ten days of employment access persons must provide the names of all reportable accounts and the names of all reportable securities and funds with the CUSIP or symbol, number of shares and principal amount. The report must be current as of a date no more than 45 days prior to becoming an employee.

    Annual Holdings Report. Also, access persons are required to disclose annually (which must be current as of a date no more than 45 days before the report is submitted) the names of all reportable accounts along with a list of reportable securities and funds that includes name and type of security, CUSIP or symbol, number of shares and principal amount.

    An access person need not make an annual holdings report if the report would duplicate information contained in broker account statements received by the Company. The statement must contain the information required above and must be submitted in the time frame indicated.

Exceptions from reporting requirements. A director of Corbyn who is not an employee of the firm who would be required to make a report solely by reason of being a director, need not make: (i) an initial holdings report and an annual holdings report; and (ii) a quarterly transaction report unless the director knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that during the 15-day period immediately before or after the director's transaction in a covered security, the firm purchased or sold the covered security, or the firm considered purchasing or selling the covered security. A director who is not an employee of the firm will instruct the appropriate parties that quarterly brokerage statements be sent to the firm’s CCO.

INSIDER TRADING POLICY

    No director, officer or employee may purchase, sell or recommend securities, either personally or on behalf of others, such as for mutual funds or private accounts managed by Corbyn, while in possession of material, nonpublic information; nor may any director, officer or employee communicate material, nonpublic information to others. Every director, officer and employee must keep confidential any material nonpublic information communicated to him or her, including all information relating to securities recommendations, client securities holdings and transactions, and investment decisions being made by Corbyn.

    Material nonpublic information is information that has not been disclosed generally to the marketplace, and is likely to be viewed by a reasonable investor as important in deciding whether to purchase, sell or hold a security or is likely to have an effect on the value of the security. Material information can include, but is not limited to, a company’s results and operations including, for example, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, extraordinary management developments and the market for a company’s securities including a significant order to purchase or sell securities. Material nonpublic information also applies to Corbyn clients’ securities holdings and transactions. Prepublication information regarding reports in the financial press is also
5/7/19

deemed material. Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public.

    Before executing any trade for you or others, including investment companies or private accounts managed by Corbyn, access persons must determine whether they are in possession of material, nonpublic information. If they think that they might possess material, nonpublic information, they should consult with a member of the Compliance Committee before taking any action. This degree of caution will protect them, Corbyn’s clients and Corbyn Investment Management.

    Furthermore, in accordance with Regulation FD, as an investment adviser to a mutual fund, all access persons are prohibited from disclosing any material, non-public information regarding a fund’s portfolio, its trading strategies, or pending transactions to securities market professionals such as broker-dealers and their associated persons, other investment advisers, certain institutional investment managers and their associated person, investment companies, hedge funds and affiliated persons, and any holder of fund shares who could trade on the basis of the information. Any communications to unaffiliated third parties regarding a fund’s portfolio holdings must only contain information publicly available on either the funds or SEC’s website.

5/7/19

AGREEMENT TO ABIDE BY THE CODE OF ETHICS FOR
CORBYN INVESTMENT MANAGEMENT, INC.
CERTIFICATION

This agreement is entered into by and between Corbyn Investment Management, Inc. (the “Company”) and the employee whose signature is represented below (the “Employee”).

By signing this agreement, the Employee acknowledges that:

•They are an access person as set forth above and as an access person have not participated in or taken any actions related to the Company which might be considered in conflict with the Code of Ethics and the best interests of the clients of the Company;

•They understand the policy regarding Outside Business Activity and agree to abide by all requirements as set forth in the Code of Ethics and promptly disclose any new business activities or changes to existing business activities;

•They have received a copy of the Code of Ethics;

•They have read and understand the information contained in the Code;

•They will abide by all rules, policies and procedures as described in the Code; and

•They have submitted true and accurate records of all transactions effected for all reportable accounts required by this Code of Ethics to be reported; and that such records were submitted within the required timeframe and were complete and accurate at the time of submission.

•They will promptly report any actual or suspected violations of the Code to the CCO or the President of Corbyn Investment Management.

•They have complied with the firm’s privacy policies.

______________________________________    _________________
Employee        Date

5/7/19